Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Funds Trust

We consent to the references to our firm under the headings “Financial Highlights” in the Proxy Statement/Prospectus on Form N-1A of ClearBridge Real Estate Opportunities Fund and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

April 22, 2016